Exhibit 99.2

RKI EXPLORATION & PRODUCTION, LLC

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

A S S E T S

	March 31, 2015	December 31, 2014

CURRENT ASSETS
Cash and cash equivalents	$28,760	$23,477
Accounts receivable:
Oil and natural gas sales	41,929	48,510
Joint interest and other, net	44,381	41,957
Inventory and other	21,753	18,143
Fixed-price commodity contracts	77,995	80,745

Total current assets	214,818	212,832

PROPERTY AND EQUIPMENT, at cost
Oil and natural gas properties, based on successful efforts accounting:
Proved	2,187,341	2,022,247
Unproved	222,507	220,344
Natural gas gathering systems	129,149	123,731
Other	12,828	12,321

	2,551,825	2,378,643
Less accumulated depreciation, depletion and amortization	(418,654)	(359,685)

	2,133,171	2,018,958

OTHER ASSETS
Goodwill	3,017	3,017
Fixed-price commodity contracts	19,414	2,361
Loan origination costs, net and other	15,333	14,633

	37,764	20,011

	$2,385,753	$2,251,801

L I A B I L I T I E S A N D M E M B E R S’ E Q U I T Y

CURRENT LIABILITIES
Accounts payable	$131,889	$151,008
Revenue payable	45,202	60,952
Accrued interest, taxes and other	36,303	43,209
Deferred tax liabilities	26,821	30,168

Total current liabilities	240,215	285,337

LONG-TERM DEBT	860,000	690,000

OTHER LONG-TERM LIABILITIES
Asset retirement obligations and other	23,826	23,596
Deferred tax liabilities	100,820	96,168

	124,646	119,764

COMMITMENTS AND CONTINGENCIES (Note 7)

MEMBERS’ EQUITY
Members’ capital	919,480	917,556
Retained earnings	241,412	239,144

	1,160,892	1,156,700

	$2,385,753	$2,251,801

See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC

Condensed Consolidated Statements of Income (unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014
REVENUES
Oil, natural gas and natural gas liquids sales	$108,905	$120,038
Other income (loss)	(204)	1,358
Change in fixed-price commodity contract fair value	14,303	(7,140)

	123,004	114,256

EXPENSES
Lease operating	24,883	16,280
Production taxes	7,529	11,709
Natural gas gathering and compression	1,853	991
General and administrative	12,895	9,156
Exploration costs	2,112	1,853
Depreciation, depletion and amortization	59,670	48,968
Interest	10,489	10,104

	119,431	99,061

INCOME BEFORE INCOME TAXES	3,573	15,195
Income tax provision	1,305	5,638

NET INCOME	$2,268	$9,557

See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC

Condensed Consolidated Statement of Members’ Equity (unaudited)

(in thousands)

	Members’ Capital	Treasury Shares	Retained Earnings	Total Members’ Equity
BALANCE – DECEMBER 31, 2014	$919,447	$(1,891)	$239,144	$1,156,700
Net income	—	—	2,268	2,268
Share-based compensation	3,444	—	—	3,444
Treasury shares	—	(1,520)	—	(1,520)

BALANCE – MARCH 31, 2015	$922,891	$(3,411)	$241,412	$1,160,892

See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,268	$9,557
Items not affecting operating cash flows:
Depreciation, depletion and amortization	59,670	48,968
Exploration costs	1,327	1,292
Deferred income taxes	1,305	5,638
Share-based compensation	3,444	1,769
Gain on sale of assets	(24)	(527)
Accretion of asset retirement obligations	210	175
Change in fixed-price commodity contract fair value	(14,303)	7,140

	53,897	74,012

Net change in operating cash receipts and payments:
Accounts receivable	4,157	5,349
Inventory and other	(3,610)	(1,882)
Accounts payable	2,907	(6,348)
Revenue payable	(16,528)	(2,351)
Accrued liabilities	(6,818)	(9,732)
Other long-term liabilities	(177)	(297)

	33,828	58,751

CASH FLOWS FROM INVESTING ACTIVITIES
Development and exploration expenditures	(184,026)	(145,345)
Acquisition of oil and natural gas properties	(3,141)	(3,279)
Proceeds from sale of assets	26	541
Additions to natural gas gathering systems	(7,974)	(14,425)
Additions to other property and equipment	(530)	(1,275)
Additions to other assets	—	(69)

	(195,645)	(163,852)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving bank facility	170,000	95,000
Loan origination fees paid	(1,380)	(2,808)
Purchase of treasury shares	(1,520)	(182)

	167,100	92,010

Change in cash and cash equivalents	5,283	(13,091)
Cash and cash equivalents, beginning of period	23,477	29,741

Cash and cash equivalents, end of period	$28,760	$16,650

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of capitalized interest	$18,086	$20,031

See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1 – SIGNIFICANT ACCOUNTING POLICIES

General. RKI Exploration & Production, LLC (“RKI” or the “Company”) is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas. Our proved oil and natural gas reserves are located in New Mexico, Oklahoma, Texas and Wyoming. RKI was organized as a limited liability company under the laws of the State of Delaware in November 2005, and was funded through private equity contributions from various individuals, including its President and CEO, Ronnie K. Irani. The provisions of the underlying limited liability company agreement stipulate that RKI shall have perpetual existence unless and until it is dissolved in accordance with the provisions of the agreement. No member shall be bound by, or personally liable for, the Company’s expenses, liabilities or obligations.

Our growth in oil and natural gas assets has primarily been funded through the sale of shares to various individuals and private equity investors, borrowings under bank credit facilities, issuance of senior notes, and internally generated operating cash flows. See Note 3 - Long-term Debt and Note 4 - Members’ Equity.

Basis of Presentation. Our accounting policies reflect industry practices and conform to accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying consolidated financial statements include the accounts of RKI and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated for all periods presented. In our capacity as operator of oil and natural gas properties which have other owners in addition to RKI, we receive and distribute third party revenues and withhold from third party revenues the associated gross production taxes payable to the respective tax jurisdiction. All revenue and production tax amounts in the accompanying consolidated statements of income are presented net to our ownership in the respective property.

All material adjustments consisting of normal and recurring adjustments, which in the opinion of management were necessary for a fair presentation of the results for the interim periods, have been reflected. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for a full year. Reference is made to our audited consolidated financial statements for the year ended December 31, 2014 for an expanded discussion of our financial disclosures and accounting policies. See Note 12 - Subsequent Events.

Use of Estimates. The preparation of the consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts for assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to the accrual of oil and natural gas sales, estimates of proved oil and natural gas reserves which are used in the calculation of depletion expense and impairment charges, estimates of future plugging and abandonment costs, and valuation estimates for derivative commodity contracts. Actual results could differ from the estimates we use in the preparation of the consolidated financial statements. To the extent assumptions and estimates change in the future, the effect on our results of operations could be significant to any reporting period.

Natural Gas Gathering Systems. RKI invests in gathering systems and processing facilities to complement our natural gas operations in regions where we have significant production and additional infrastructure is required. By doing so, we are better able to manage the value received for and the costs of gathering, treating and processing natural gas. These systems are designed primarily to gather our production for delivery into major intrastate or interstate pipelines. Our natural gas gathering systems are located in New Mexico, Texas and Wyoming and consist of approximately 338 miles of gathering pipelines. We currently generate revenue from our gathering, treating and compression activities through fixed-rate fee structures, and have also utilized cost of service fee structures in the past. Substantially all gathering fee income generated by our gathering systems has been attributable to the gathering and transportation of our own produced natural gas. Accordingly, this income is eliminated upon the preparation of our consolidated financial statements. The gathering systems we participate in are located in developing areas and require significant build-out capital expenditures. The majority of the associated capital expenditures are funded through availability under bank credit facilities and equity commitments, and through cash flows from operating activities.

Recently Issued Accounting Pronouncements. There were no recently issued accounting pronouncements which impacted our consolidated financial statements for the periods presented.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited), continued

Note 2 – PROPERTY ACQUISITIONS AND DIVESTITURES

Powder River Basin Property Exchange. In May 2007, we entered into a Joint Development Agreement (“JDA”) with Chesapeake Energy Corporation (“Chesapeake”) to pursue an exploration and development play in the Powder River Basin of Wyoming. The agreement extended a 50% ownership in the project to Chesapeake in exchange for various forms of consideration paid or conveyed to us, all of which have been received in prior years. As of June 30, 2014, we owned approximately 990,000 gross (425,000 net) developed and undeveloped acres in this play and had drilled or participated in the drilling of 244 wells since the inception of the joint venture.

Effective April 1, 2013, we entered into an amendment to the JDA with Chesapeake which, among other things, provided for (1) a redistribution of operatorship rights across the area of mutual interest (“AMI”) defined by the agreement, and (2) a limited farmout of our working interests in a defined number of wells to be drilled by Chesapeake. With the execution of the amendment, we became the named operator for approximately 460,000 gross acres, the majority of which are located in Converse County, Wyoming, north of a demarcation line defined by the amendment. Pursuant to the amendment and commencing April 1, 2013, we farmed-out our working interest in the next consecutive 85 wells (subject to certain conditions) to be drilled by Chesapeake on the acreage Chesapeake operated south of the demarcation line. Upon payout, as defined by the amendment, we revert back into our full ownership in the farmed-out wells. As of June 30, 2014, a total of 75 wells had been drilled or were in the process of being drilled pursuant to the farmout agreement.

On June 20, 2014, we entered into an Exchange Agreement (the “Exchange Agreement”) with Chesapeake pursuant to which we agreed to convey (i) approximately 204,000 net non-operated acres and (ii) our non-operated working and net revenue interests in 191 wells, all of which are located south of the aforementioned demarcation line within the AMI defined by the JDA, in exchange for Chesapeake’s conveyance to us of (x) approximately 136,000 net operated acres, and (y) operated working and net revenue interests in 68 wells, all of which are located north of the demarcation line within the AMI, plus (z) a cash payment of $450 million, which was subject to normal closing adjustments. Estimated proved reserves associated with the oil and natural gas properties conveyed to Chesapeake totaled approximately 25.4 MMBoe as of December 31, 2013; estimated proved reserves associated with the oil and natural gas properties received from Chesapeake totaled approximately 2.2 MMBoe as of December 31, 2013. The Exchange Agreement closed on August 19, 2014 and we received net proceeds of approximately $438 million, which is also subject to normal post-closing adjustment. We presently own approximately 345,000 net acres in the Powder River Basin and we have operatorship control over the vast majority of this acreage. The cash proceeds from this transaction were used to pay down borrowings under our revolving bank credit facility and for working capital purposes. The JDA terminated upon closing.

Closing of the Exchange Agreement resulted in a gain recognition of $75.6 million, which was based on the estimated fair value of the oil and natural gas properties conveyed to Chesapeake as compared to the associated carrying value. This estimated fair value was then used for valuing the oil and natural gas properties received from Chesapeake in the exchange, net of the cash consideration. This resulted in non-cash proved and unproved oil and natural gas property additions of $52.2 million and $114.3 million, respectively. The fair values of proved and unproved oil and natural gas properties conveyed to Chesapeake were determined based on a third party valuation of the associated assets and liabilities, which we deemed to be reasonable. The fair values of proved and unproved oil and natural gas properties acquired were determined through discounted cash flow analyses, analysis of available market data and management judgment. The valuation of proved and unproved oil and natural gas properties at a given point in time is subject to a wide range of highly variable assumptions, including commodity prices.

Delaware Basin Property Acquisition. On May 23, 2014, we closed on an acquisition of proved and unproved oil and natural gas properties located in the Delaware Basin of southeast New Mexico and southwest Texas from Chaparral Energy, L.L.C. (the “Chaparral Properties”). At closing, the Chaparral Properties contained an estimated 510 producing wells (289 of which we operated upon closing), 6.5 MMBoe of proved reserves, 1,850 Boed of production, 30 miles of natural gas gathering systems, and approximately 29,000 net acres. The majority of the acquired properties are in close proximity to our existing acreage position in the stateline area of New Mexico and Texas. We believe the Chaparral Properties are prospective for Delaware, Bone Spring and Wolfcamp development. The final purchase price was approximately $120 million. The acquisition was funded primarily through an advance on existing equity commitments from our investors and availability under our revolving bank credit facility.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited), continued

The following table summarizes the estimated fair value of the oil and natural gas properties conveyed pursuant to the Powder River Basin Property Exchange, and the consideration paid for the Delaware Basin Property Acquisition, and the amounts of the identifiable assets acquired and liabilities assumed as of the respective closing dates for both transactions. Acquisition-related costs, all of which were included in general and administrative expenses in the income statement for the year ended December 31, 2014, were immaterial.

(in thousands)	Delaware Basin Property Acquisition	Powder River Basin Property Exchange
Consideration conveyed
Cash and cash equivalents	$120,421	$—
Current assets and liabilities, net	—	12,090
Unproved oil and natural gas properties (1)	—	355,703
Proved oil and natural gas properties (1)	—	239,920
Asset retirement obligations	—	(1,780)

	$120,421	$605,933

Recognized amounts of identifiable assets and liabilities received (2)
Cash and cash equivalents	$—	$438,458
Oil inventory	198	321
Unproved oil and natural gas properties (3)	47,160	114,318
Proved oil and natural gas properties (3)	81,942	53,022
Natural gas gathering systems	3,826	—
Asset retirement obligations	(12,705)	(186)

	$120,421	$605,933

(1)	–	Proved and unproved oil and natural gas properties as shown reflect their estimated fair values as of the Exchange Agreement closing date. This fair value recognition resulted in gain recognition of approximately $ 75.6 million relative to their respective carrying values.
(2)	–	Goodwill was not recognized in connection with either transaction.

(3)	–	Proved and unproved oil and natural gas properties acquired were recorded based on their respective estimated fair values.

Sale of Powder River Basin Acreage. On May 29, 2014, we closed on the sale of approximately 15,900 net undeveloped acres located in the northwest portion of Converse County, WY. This acreage was located in an area of the Powder River Basin for which we did not have near-term development plans, situated outside of existing federal units. As consideration for this acreage, we received $57.0 million, plus approximately 4,200 net acres, also located in Converse County within our core development area, for an effective sales price of approximately $4,900 per net acre divested. This divestiture, which included 100% of our ownership in the acreage being conveyed, resulted in a gain recognition of $46.7 million. The proceeds were used to fund a portion of our 2014 drilling program.

Note 3 – LONG-TERM DEBT

The outstanding balance of long-term debt as of March 31, 2015 and December 31, 2014 is shown below:

	March 31,	December 31,
(in thousands)	2015	2014
$1.0 Billion Revolving Bank Credit Facility	$460,000	$290,000
8.5% Senior Notes due 2021	400,000	400,000
Less current maturities	—	—

	$860,000	$690,000

$1.0 Billion Revolving Bank Credit Facility. On November 14, 2011, we entered into a Second Amended and Restated Credit Agreement with Citibank, N.A. as administrative agent. The agreement provided for up to $500 million in borrowings and letters of credit on a revolving basis; associated availability under the facility was equal to the lesser of $500 million or the borrowing base, as defined by the agreement. The borrowing base was redetermined on each March 1 and September 1 based on a periodic valuation of our oil and natural gas reserves, subject to certain adjustments. No principal payments were required under the facility until maturity on October 31, 2015.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited), continued

On February 26, 2014, we entered into the Sixth Amendment to Second Amended and Restated Credit Agreement with Citibank, N.A. as administrative agent. The terms of the amendment, among other things, increased the total facility size to $1.0 billion, increased the borrowing base under the facility from $425 million to $550 million, and increased the number of commercial banks participating in the facility from ten to thirteen. In addition, the maturity of the facility was extended to February 26, 2019. Pricing and redetermination dates under the amended agreement were unchanged from the previous facility. The facility was again amended on September 10, 2014, the terms of which increased the borrowing base under the facility to $670 million, and removed the existing limitation on the amount of additional senior unsecured indebtedness we can issue, subject to certain conditions. The facility was most recently amended on March 24, 2015; the terms of the amendment increased the borrowing base under the facility to $700 million, increased the amount of production from proved reserves which can be hedged, and temporarily eased the Debt to EBITDAX ratio covenant from the current limitation of 4.0 to 4.25 for the fourth quarter of 2015, 4.5 for all four quarters of 2016, 4.25 for the first quarter of 2017, and then returning to 4.0 thereafter.

The applicable interest rate for borrowings under the facility is subject to a pricing grid based on the amount of outstanding borrowings in relation to the borrowing base. We have the option to select either Eurodollar-based loans or prime rate-based loans. As of March 31, 2015 and December 31, 2014, the applicable interest rate margin for Eurodollar-based loans ranged from 175 to 275 basis points; the applicable margin for prime rate-based loans ranged from 75 to 175 basis points. The facility also provides for a commitment fee of 50 basis points payable on the difference between the total amount available for borrowing and actual outstanding indebtedness under the facility.

The facility contains various affirmative and restrictive covenants. These covenants, among other things, limit additional indebtedness, the sale of assets, the payment of dividends, and require us to meet certain financial tests, including total debt to EBITDAX (as defined in the agreement), and EBITDAX to interest. We were in compliance with all covenants required by the agreement as of March 31, 2015 and December 31, 2014. If we should fail to perform our obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings could be declared immediately due and payable. Borrowings under the facility are secured by mortgages in the vast majority of our proved oil and natural gas properties.

As of March 31, 2015, $460 million of principal and $775,000 face amount of letters of credit were outstanding under this facility, and approximately $239.2 million was available for borrowing. As of December 31, 2014, $290 million of principal and $775,000 face amount of letters of credit were outstanding under this facility, and approximately $379.2 million was available for borrowing. The effective rate for borrowings outstanding on March 31, 2015 and December 31, 2014 was 2.5% and 2.2%, respectively.

8.5% Senior Notes due 2021. On July 18, 2013, we issued $350 million of 8.5% Senior Notes due 2021 pursuant to Rule 144A under the Securities Act of 1933. Interest on these notes is due on each February 1 and August 1. On July 26, 2013, we issued an additional $50 million of 8.5% Senior Notes (the July 18, 2013 issuance and the July 26, 2013 issuance collectively referred to as “8.5 % Senior Notes due 2021”). Net proceeds from the issuance of the 8.5% Senior Notes due 2021 totaled approximately $392.3 million. Approximately $9.1 million of associated issuance costs have been capitalized, which are being amortized over the life of the notes. The notes are senior unsecured obligations of RKI and RKI Finance Corp., a wholly owned subsidiary formed for the sole purpose of co-issuing the 8.5% Senior Notes due 2021. The notes are fully and unconditionally guaranteed on a senior unsecured basis by RKI’s existing subsidiaries (other than the co-issuer) and certain future subsidiaries, including any future subsidiaries that guarantee any indebtedness under the $1.0 Billion Revolving Bank Credit Facility. As of March 31, 2015, the assets, liabilities, revenues and expenses of such subsidiaries were immaterial on a stand alone basis and in the aggregate. The proceeds from the issuance of these notes were used to retire outstanding principal and interest on a second lien credit facility and to pay down outstanding principal under the revolving bank credit facility.

The associated indenture agreement contains various restrictive covenants, which among other things, limit additional indebtedness, the sale of assets, the payment of dividends, and other forms of restrictive payments as defined by the indenture. If we should fail to perform our obligations under these and other covenants, the 8.5% Senior Notes due 2021 could be declared immediately due and payable. We are in compliance with all such covenants as of March 31, 2015.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited), continued

Note 4 – MEMBERS’ EQUITY

The following table summarizes the share purchase commitments and associated share purchases pursuant to various Securities Purchase Agreements in effect as of March 31, 2015.

(dollars in thousands)	Date	Shares	Share Proceed	Remaining Commitment
Beginning share commitment	October 27, 2011	2,076,725	$—	$563,062
Capital call	November 10, 2011	553,241	150,000	413,062
Capital call	January 4, 2012	461,034	125,000	288,062
Increase in share commitment	February 27, 2012	11,513	—	291,184
Capital call	March 28, 2012	5,623	1,525	289,659
Capital call	May 8, 2012	463,592	125,694	163,965
Capital call	December 28, 2012	221,298	60,000	103,965
Increase in share commitment	February 8, 2013	553,240	—	253,965
Capital call	March 29, 2013	221,296	60,000	193,965
Increase in share commitment	April 25, 2013	8,434	—	196,252
Capital call	June 17, 2013	221,300	60,001	136,251
Capital call	May 22, 2014	250,805	68,001	68,250

As of March 31, 2015, the remaining shares to be issued and sold pursuant to these Securities Purchase Agreements total 251,723 shares, representing a total undrawn equity commitment of approximately $68.2 million.

As of March 31, 2015, 7.0 million shares were authorized for issuance, 6.7 million shares were issued and outstanding and 36,626 shares were held as treasury shares. No cash distributions were made to our members during the three months ended March 31, 2015 or the year ended December 31, 2014.

Note 5 – FAIR VALUE MEASUREMENTS

Certain of our assets and liabilities are reported at fair value in the accompanying consolidated balance sheets. The following table presents carrying value and fair value information for our financial assets and liabilities as of March 31, 2015 and December 31, 2014. Fair value is defined as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants, i.e., an exit price. To estimate an exit price, a three-level hierarchy is used. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or a liability, into three levels. Level 1 inputs are unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. None of our financial assets and liabilities have Level 1 inputs as defined. Level 2 inputs are inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the financial asset or liability and have the lowest priority. We use appropriate valuation techniques based on available inputs, including counterparty quotes, to measure the fair values of our assets and liabilities.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited), continued

The following table provides fair value measurement information for certain financial assets and liabilities as of March 31, 2015 and December 31, 2014.

	Carrying Amount	Total Fair Value	Fair Value Measurements Using Significant Other Observable Inputs (Level 2)		Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(in thousands)
Recurring Fair Value Measurements
March 31, 2015
Financial Assets (Liabilities):
Fixed-price oil swaps	$80,788	$80,788		$80,788	$	n/a
Fixed-price natural gas swaps	17,850	17,850		17,850		n/a
Fixed-price natural gas call options	(1,229)	(1,229)		(1,229)		n/a
December 31, 2014
Financial Assets (Liabilities):
Fixed-price oil swaps	$69,368	$69,368		$69,368	$	n/a
Fixed-price natural gas swaps	16,403	16,403		16,403		n/a
Fixed-price natural gas call options	(2,665)	(2,665)		(2,665)		n/a
Nonrecurring Fair Value Measure-ments
December 31, 2014
Impaired oil and gas properties	$217	$—	$	n/a		$—

The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

Level 2 Fair Value Measurements. The fair values of fixed-price oil and natural gas swaps are estimated using discounted cash flow calculations based upon forward market commodity prices as of the date of measurement. The discounted cash flow calculations are prepared by us using price inputs we review for propriety and are compared to counterparty quotations. Natural gas call options are based on third party market quotations as of the date of measurement.

Level 3 Fair Value Measurements. We review our oil and gas properties and other property and equipment used in operations whenever events or circumstances indicate the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, we recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value, based on discounted future cash flows. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Financial Instruments Not Measured at Fair Value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities included in the accompanying consolidated balance sheets are estimated to approximate fair value at March 31, 2015 and December 31, 2014 due to the short-term maturities of these instruments. Revolving bank debt and the 8.5% Senior Notes due 2021 are presented in the accompanying consolidated balance sheets at face value of the outstanding principal. The estimated fair value of the revolving bank debt as of March 31, 2015 and December 31, 2014 was $460 million and $290 million, respectively. The estimated fair value of the 8.5% Senior Notes due 2021 as of March 31, 2015 and December 31, 2014 was $380 million and $323 million. The estimated fair values of the revolving bank debt were based on internal discounted cash flow calculations using the estimated interest rate credit spreads available to us as if the revolving credit facility had been negotiated as of the respective date. The estimated interest rate credit spreads were derived from quotations from financial institutions. Such fair value measurement inputs are Level 3 inputs. The estimated fair value of the 8.5% Senior Notes due 2021 was based on market quotations which are deemed to be Level 2 inputs.

RKI EXPLORATION & PRODUCTION, LLC

Notes to Condensed Consolidated Financial Statements (unaudited), continued

Note 6 – DERIVATIVES

Description of Contracts. From time to time, we utilize fixed-price contracts to reduce exposure to unfavorable changes in oil and natural gas prices which are subject to significant and often volatile fluctuation. At March 31, 2015, these contracts consisted of fixed-price oil swaps, natural gas swaps and natural gas call options. The contracts allow us to predict with greater certainty the effective oil and natural gas prices to be received for production hedged by these contracts. However, we will not benefit from market prices that are higher than the fixed prices in these contracts for hedged production. For the three months ended March 31, 2015 and the year ended December 31, 2014, fixed-price contracts hedged 48% and 49%, respectively, of our oil production and 79% and 55%, respectively, of our natural gas production.

For swap agreements, we receive a fixed price for the respective commodity and pay a floating market price, as defined in each contract, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. For the natural gas call options, if the market price of natural gas exceeds the call strike price, we receive the fixed price and pay the market price. If the market price of natural gas is below the call strike price, no payments are due from either party.

The following table summarizes the estimated future volumes, fixed prices, fixed-price sales and net revenues attributable to the fixed-price contracts we held as of March 31, 2015. We expect the prices to be realized for hedged production to vary from the prices shown in the following table due to basis, which is described under Market Risk below. Future net revenues for any period are determined as the differential between the fixed prices provided by fixed-price contracts and forward market prices as of March 31, 2015, as adjusted for basis. Future net revenues change with changes in market prices and basis. See – Market Risk. None of these contracts are used for trading purposes or activities.

CONTRACT DATA

	Nine Months Ending December 31,	Years Ending December 31,
(in thousands except price data)	2015	2016	2017	2018	Total
Oil swaps:
Contract volumes (MBbls)	2,736	2,586	2,027	—	7,349
Weighted average fixed price per Bbl (1)	$74.89	$62.49	$65.30	$—	$67.88
Future fixed-price sales	$204,912	$161,615	$132,375	$—	$498,902
Future net revenue (2)	$61,903	$11,243	$8,104	$—	$81,250

Natural gas swaps:
Contract volumes (BBtu)	7,422	8,100	—	—	15,522
Weighted average fixed price per MMBtu (1)	$4.13	$4.09	$—	$—	$4.11
Future fixed-price sales	$30,645	$33,095	$—	$—	$63,740
Future net revenue (2)	$10,049	$7,885	$—	$—	$17,934

Natural gas call options:
Contract volumes (BBtu)	—	—	5,950	5,950	11,900
Weighted average fixed strike price per MMBtu (1)	$—	$—	$4.50	$4.75	$4.63
Future fixed-price ceiling	$—	$—	$26,775	$28,262	$55,037
Future net revenue (2)	$—	$—	$—	$—	$—

(1)	–	The prices to be realized for hedged production are expected to vary from the prices shown due to basis. See Market Risk. Oil swap prices are based on NYMEX pricing for West Texas Intermediate; natural gas swap and call option prices are based on the NYMEX index for natural gas delivered at Henry Hub.
(2)	–	Future net revenues as presented above are undiscounted and have not been adjusted for counterparty credit risk. See Note 5 –Fair Value Measurements.

The estimates of future net revenues from fixed-price contracts are computed based on the difference between the prices provided by the fixed-price contracts and forward market prices as of the specified date. We have relied upon

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Notes to Condensed Consolidated Financial Statements (unaudited), continued

market quotations as of March 31, 2015 to determine future net revenue estimates. Forward market prices for oil and natural gas are dependent upon supply and demand factors in such forward markets and are subject to significant volatility. The future net revenue estimates shown above are subject to change as forward market prices change. See Note 5 – Fair Value Measurements. See Note 12 - Subsequent Events for a discussion of new oil swaps added in the second quarter of 2015.

Accounting. None of the fixed-price contracts in effect during the financial statement periods presented were designated as hedges for accounting purposes. Consequently, all changes in fixed-price contract fair value were recognized in results of operations for the three months ended March 31, 2015 and 2014. The differential between the fixed price and the floating price for each contract settlement period multiplied by the associated contract volume is the contract profit or loss. Cash settlements of fixed-price contracts are included in oil and natural gas sales in the period for which the underlying production was afforded price protection. The fair value of all fixed-price contracts are recorded as assets or liabilities in the consolidated balance sheet.

The following table presents the balance sheet location and presentation of our fixed-price contracts as of March 31, 2015 and December 31, 2014.

FAIR VALUES OF DERIVATIVE INSTRUMENTS

	Asset Derivatives		Liability Derivatives
(in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
March 31, 2015
Fixed-price contracts designated as hedging instruments:
None	n/a	$—	n/a	$—

Fixed-price contracts not designated as hedging instruments:
Fixed-price energy swaps and options	Current assets	$77,995	Current liabilities	$—
Fixed-price energy swaps and options	Other assets	19,414	Other liabilities	—

		$97,409		$—

Total derivatives – March 31, 2015		$97,409		$—

December 31, 2014
Fixed-price contracts designated as hedging instruments:
None	n/a	$—	n/a	$—

Fixed-price contracts not designated as hedging instruments:
Fixed-price energy swaps and options	Current assets	$80,745	Current liabilities	$—
Fixed-price energy swaps and options	Other assets	2,361	Other liabilities	—

		$83,106		$—

Total derivatives – December 31, 2014		$83,106		$—

For the three months ended March 31, 2015 and 2014, oil, natural gas and NGL gas sales included a gain of $29.6 million and a loss of $5.2 million, respectively, associated with cash settlements under fixed-price contracts. Change in fixed-price commodity contract fair value for the three months ended March 31, 2015 and 2014 reflected a gain of $14.3 million and a loss of $7.1 million, respectively, all associated with changes in fair value for derivatives not designated as cash flow hedges for accounting purposes. Such amounts do not represent cash gains or losses, but rather are temporary valuation swings in the associated contract. All gains or losses recorded in this caption are ultimately reversed within this same caption over the lives of the respective contracts.

Credit Risk. The terms of the fixed-price contracts provide for net settlements due to or from the respective party on a monthly basis. If the counterparty to our contracts should default when the contract fair values are greater than zero, there can be no assurance that we would be able to recover the fair value of the contract or be able to enter into a new

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Notes to Condensed Consolidated Financial Statements (unaudited), continued

contract with a third party on terms comparable to the original contract. We have not experienced non-performance by any counterparty. Cancellation or termination of a fixed-price contract would subject a greater portion of our oil and natural gas production to market prices, which, in a low price environment could have an adverse effect on our operating results. The counterparties to our fixed-price contracts are banks in the $1.0 Billion Revolving Bank Credit Facility.

Market Risk. The differential between the floating price paid under each fixed-price contract and the price received at the wellhead for our production is termed “basis” and is the result of differences in location, quality, contract terms, timing and other variables. The effective price realizations which result from the fixed-price contracts are affected by movements in basis. Basis movements can result from a number of variables, including regional supply and demand factors. Basis movements are generally considerably less than the price movements affecting the underlying commodity, but their effect can be significant. From time to time, the floating price index defined in the fixed-price contracts has been selected as a means to manage the exposure to basis movements.

Gains and losses to be recognized in oil and natural gas sales upon cash settlements of fixed-price contracts are expected to be offset by changes in the price received for our oil and natural gas production. Because a portion of our future oil and natural gas production is presently unhedged, declining oil and natural gas prices could have a material adverse effect on future results of operations and operating cash flows.

Margin. The terms of the fixed-price contracts do not provide for margin requirements for either party. However, the contracts are cross-collateralized by the oil and natural gas properties mortgaged under the $1.0 Billion Revolving Bank Credit Facility.

Note 7 – CONTINGENCIES

Litigation. We are a defendant in two wrongful death claims as of March 31, 2015. While the outcomes of these proceedings cannot be predicted with certainty, we do not believe they will have a material adverse effect on our financial position or results of operations. We do not have knowledge of any further threatened or pending litigation.

Environmental Risk. We are exposed to possible environmental risks which are inherent with oil and natural gas drilling and production operations. We have implemented various policies and procedures to avoid environmental contamination and to minimize the associated risks. Our operated oil and natural gas properties are reviewed periodically for indications of environmental contamination or potential exposure. We have not experienced any significant environmental liability and we are not aware of any potential material environmental issues or claims at March 31, 2015.

Note 8 – SHARE-BASED COMPENSATION

For the three months ended March 31, 2015, 90,309 incentive shares were granted to our employees and Board of Managers. Such shares vest over a four to five-year period. For the three months ended March 31, 2014, no incentive shares were granted. An additional 69,313 shares are reserved for issuance under this plan. The fair value of the share grants is recognized pro rata as compensation expense over the respective vesting period, included in general and administrative expense in the consolidated statements of income. For the three months ended March 31, 2015 and 2014, we recognized approximately $3.4 million and $1.8 million, respectively, of non-cash compensation expense related to incentive share grants.

Note 9 – TRANSACTIONS WITH RELATED PARTIES

We provide certain administrative costs and services on behalf of Prize Royalties, LLC, an affiliate. These services include an allocation of personnel costs, employee benefits, office expenses and other general and administrative expenses, all of which are billed to Prize Royalties, LLC at cost. The amounts billed to Prize Royalties, LLC for the three months ended March 31, 2015 and 2014 were not material.

Certain of our investors, including the Chief Executive Officer, have separately made ownership investments in various third party service providers which from time to time provide us oil field and technology services. These service providers are selected for use on a competitive basis and the services provided are billed to us at market competitive rates. For the three months ended March 31, 2015 and 2014, the aggregate amount paid to such providers totaled approximately $14.1 million and $7.6 million, respectively.

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Notes to Condensed Consolidated Financial Statements (unaudited), continued

Note 10 – ASSET RETIREMENT OBLIGATIONS

The components of the change in our asset retirement obligations are shown below:

	Three Months Ended March 31,
	2015	2014
(in thousands)
Asset retirement obligations, beginning of period	$24,288	$13,289
Additions	67	68
Revisions (1)	42	119
Settlements and disposals	(183)	(303)
Accretion expense	210	175

Asset retirement obligations, end of period	24,424	13,348
Less current portion	697	920

Asset retirement obligations, long term	$23,727	$12,428

(1)	–	Revisions represent changes in cost estimates, discount periods or discount rates for asset retirement obligations recorded in previous periods.

Note 11 - INCOME TAXES

We recognize tax positions in our income tax provision when a determination is made that the relevant tax authority would more likely than not sustain a position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. We evaluated our tax positions as of March 31, 2015 and December 31, 2014, and concluded we had taken no uncertain tax positions that require recognition in the consolidated financial statements.

Note 12 - SUBSEQUENT EVENTS

We have evaluated subsequent events through May 15, 2015, the date the consolidated financial statements were available to be issued, and determined there were no such events to disclose, except for the following:

In April 2015, we entered into a number of fixed price oil swaps to hedge future oil production as follows: 2015: 770 MBbls of oil at $56.98 per Bbl and 2016: 909 MBbls of oil at $63.75 per Bbl.